Exhibit 99.1
Description of Cash/Stock Election Program
     In the event an executive officer is awarded a grant of restricted stock pursuant to the Company’s annual refresh grant practices, the officer may elect to forego receipt of up to 50% of the shares of restricted stock that otherwise would have been allocated to such officer (“Allocated Shares”), as determined by the Compensation Committee and/or Board of Directors, in their sole discretion. The election must be made in advance of the grant. In consideration of the agreement to waive the elected percentage of Allocated Shares (the “Waived Shares”), the Company will pay to the officer an amount of cash (the “Cash Election Amount”) determined as follows:

WS = Waived Shares

CP = Closing price of Diamond common stock reported on The NASDAQ Stock Market on date of grant

Cash Election Amount = 95% x (WS x CP)
The Cash Election Amount will be paid in two equal installments. 50% of the Cash Election Amount will be paid within 60 days after the date of grant of the restricted stock, net of the Waived Shares (the “Granted Shares”), and the remaining 50% will be paid on the first anniversary of the date of grant of the Granted Shares.
Executive officers are not entitled to participate in this program unless they hold at least the target number of shares of Diamond common stock under Diamond’s stock ownership guidelines. If the officer’s employment with the Company is terminated for any reason (or no reason) prior to payment of any installment of the Cash Election Amount, the officer will not be entitled to receive any of the Cash Election Amount.